[NATUZZI LOGO]

                         STOCK INCENTIVE PLAN 2004-2009
                                   REGULATIONS

                                    Article 1
                                   Definitions

Within this Regulations the below mentioned terms have the meaning as hereafter stated:


ADS: American Depositary Share listed on the New York Stock Exchange, US. It represents one Natuzzi S.p.A. Ordinary Share;



Additional Option:  the right to underwrite one Company's Share at a pre-determined price (Exercise price), subject to the achievement of targets stemming from the 2004 and 2005 MBO and of the ADS target price on pre-determined dates;

Beneficiaries:      Employees of the Group's companies that participate in the
                    Plan;

Board: The Board of Directors of the Company that approved this Regulations on July 23, 2004;

Committee:          Committee nominated by the Board of Directors in order to
                    give actual realization to the Plan; the composition of this Committee may vary in the future at the Board's discretion;

Company: Natuzzi S.p.A., stock company established according to the Italian legislation, with registered office in Corso Cavour, 51 - Bari - Italy and administrative office in Via Iazzitiello, 47 - Santeramo in Colle (Bari) - Italy.Meeting:
                    The General Shareholder's Meeting, as defined in the by-laws, hold in ordinary and extraordinary session on July 23, 2004;

Exercise Form:      the form that the Beneficiaries must use in order to
                    exercise the Options and the Additional Stock (Attachment
                    2);

Exercise Price:     the price the Beneficiary must pay to the Company in
                    order to underwrite Shares underlying the Options and Additional Options;

Grant Agreement:    the Grant Agreement entered into between each of
                    the Beneficiaries and the Company containing the essential clauses to participate in the Plan, attached to these Regulations;

Group: the Company and the companies controlled (also indirectly) by the Company whose registered office is placed in Italy and in the rest of the world;

MBO:                the incentive plan in favor of some employees of the Group;

Option: the right to underwrite one Company's Share at a pre-determined price (Exercise Price), subject to the achievement of targets stemming from the 2004 and 2005 MBO;

Plan: stock incentive plan within these Regulations as implemented by the Natuzzi S.p.A.;

Restricted
Stock Unit:         the right to receive a Share from the Company, subject
                    to the achievement of targets stemming from the 2004 and 2005 MBO;

Share:              The Company's Ordinary Share convertible into ADS;




                                    Article 2


      THE SUBJECT-MATTER OF THE REGULATIONS AND POSSIBLE CLAUSE INVALIDITY

2.1 This Regulations establish the rules for the execution of the Plan in favor of the Beneficiaries on the basis of the guidelines as defined by the Meeting.

2.2 The invalidity of just one clause within these Regulations will not give rise to invalidity of the remaining clauses and of the whole Regulations.





                                    Article 3


                             MANAGEMENT OF THE PLAN

3.1      The Plan is managed by the Committee.

3.2      The Committee has the wider power to:

         a) modify, annul, suspend and integrate the terms and conditions of the Plan in the observance of the rights relative to the Restricted Stock Units, the Options and Additional Options already assigned, with or without the consent of the Beneficiaries;

         b) modify, in particular, the Exercise Price and the terms of the Plan in such a way to fulfill the conditions as provided for by paragraph 51.2, lett. g-bis, of the DPR n. 917/86.

         c) To provide the correct interpretation of the Regulations, the Grant Agreement and every other document concerning the Plan;

         d) Give full execution to the Plan, to the Grant Agreement and to every other agreement/clause with reference to the Plan;

         e) To accomplish every formality necessary to the correct and effective management of the Plan.




                                    Article 4


                    CONDITIONS FOR PARTICIPATING TO THE PLAN

4.1 The Beneficiaries of the Plan are those belonging to the categories as determined by the Board on July 23, 2004 on delegation of the Meeting.

4.2 The participation in the Plan is subject to a previous acceptance, that must be sent to the Company according to the modalities as defined under paragraph 4.3.

4.3 Within 7 days from the receiving of the Grant Agreement, the Beneficiaries must send to the Company a copy of it, undersigned by acceptance, brevi manu or by mail or by means of telefax to the addresses indicated in the Grant Agreement.

4.4 The Beneficiary of the Plan, concomitantly to the signing of the Grant Agreement, acquire the right to converting the 2004 and 2005 MBO benefits into the benefits provided for by the Plan.




                                    Article 5


          RESTRICTED STOCK UNITS ASSIGNMENT UPON NATUZZI S.P.A. SHARES

5.1 Each Beneficiaries is assigned Restricted Stock Units, whose number is discretionally determined by the Committee, according to the Criteria defined in the Attachment 2 to these Regulations.

5.2 The assignment of the Restricted Stock Units do not award the Beneficiary the status of Company's Shareholder, therefore the Beneficiary will not have any property right nor any right to participating in the Company matters relative to the entitlement of the Restricted Stock Units.





                                    Article 6


                  ASSIGNMENT TERMS AND CONDITIONS OF THE SHARES
                     UNDERLYING THE RESTRICTED STOCK UNITS

6.1 Shares underlying the Restricted Stock Units will be assigned in two equal tranches in the following periods: from January 15 through January 31, 2006 and from January 15 through January 31, 2007 as for the Restricted Stock Units relatied to 2004 MBO; from January 15 through January 31, 2007 and from January 15 through January 31, 2008 as for the Restricted Stock Units related to the 2005 MBO, unless the Committee fixes different dates.

6.2 The definitive number of Restricted Stock Units that can be vested is determined according to the criteria as defined in the Attachment 1 to the Regulations on the basis of the 2004 and 2005 MBOs targets achieved by the Beneficiary.

6.3 The Restricted Stock Units that are not vested because of the missed or partial achievement of 2004 and 2005 MBOs targets are considered annulled for all practical purposes.

6.4 The termination of the employment relation with the Group that has occurred, for any cause, on a date prior to those set for by article 6.1, do not imply the extinguishment of the right itself.

6.5 Except the case in which the Committee, while carrying out its duties, provides otherwise, the Restricted Stock Units within these Regulations, if actually come to maturity, and the rights provided for by it are personal, registered, not transferable and non negotiable (except their transmission in favor of the successors mortis causa) and can not be given as a pledge or as a guaranty nor can they be used for debts or obligations undertaken by the Beneficiaries.





                                    Article 7


    ASSIGNMENT MODALITIES OF THE SHARES UNDERLYING THE REGISTERED STOCK UNITS


On the afore said maturity dates (paragraph 6.1), the Beneficiary will be assigned, care of the account as stated within the Grant Agreement, a number of Shares equal to the number of the Restricted Stock Units that have come to maturity on the basis of the criteria as defined in the Attachment 1 to these Regulations.





                                    Article 8


   ASSIGNMENT OF OPTIONS AND ADDITIONAL OPTIONS FOR THE UNDERWRITING OF SHARES

8.1 Each Beneficiary is assigned Options, whose number is discretionally determined by the Committee and indicated in the Grant Agreement and whose exercise is subject to the achievement of the targets included in 2004 and 2005 MBOs.

8.2 Each Beneficiary will be assigned also two equal tranches of Additional Options for a total equal to 50% of the total Options assigned in application of paragraph 8.1, whose exercise is subject to the achievement of the targets included in 2004 and 2005 MBOs and of the following target prices:


           - arithmetic mean of the ADS market price during the period from October 1 through December 31, 2005 equal to or greater than United States Dollar 15 (first tranche);


           - arithmetic mean of the ADS market price during the period from October 1 through December 31, 2007 equal to or greater than United States Dollar 24 (second tranche).


           The Committee, within 7 days following the afore said periods, will communicate to the Beneficiaries whether the condition has occurred and, should that be the case, will confirm that the Additional Options are exercisable within the terms and conditions as provided for by paragraph 10 of these Regulations.

8.3        Also in the enforcement of the provisions under paragraph 51.2 lett.
           g-bis), of the D.P.R. 22 as of December 22, 1986, n. 917, the assignment date of the Options and Additional Options coincides with the session of the Board of Directors hold on July 23, 2004, date in which all the conditions of the Plan are fixed unequivocally





                                    Article 9


                  OPTIONS AND ADDITIONAL OPTIONS EXERCISE PRICE

9.1 The Beneficiaries will be entitled to underwrite, for each Option and for each Additional Option assigned to them and that can be exercised, one Ordinary Share of the Company with regular possession, by paying an amount for each Share equal to the Exercise Price.

9.2 The Exercise Price will be equal to the normal value of the Company's Share on the assignment date of the Options and Additional Options, calculated according to the fiscal law currently in force (under paragraph 9.4 lett. a) of the DPR 917/86).

9.3 All the amendments regarding the above mentioned Exercise Price and/or conversion rate are still valid under the events provided for by the Article 12 and in all the circumstances in which the Committee considers it advisable





                                   Article 10


        TERMS AND CONDITIONS OF THE OPTION AND ADDITIONAL OPTION EXERCISE

10.1 The Options and/or the Additional Options actually vested can be exercised according to the following terms:


         - from January 1 through 15, 2006: 50% of the Options relative to the 2004 MBO and 50% of the Additional Options relative to the first tranche;


         - from January 1 through 15, 2007: 50% of the remaining Options relative to the MBO 2004, 50% of the Options relative to the 2005 MBO and 50% of the remaining Additional Options relative to the first tranche;


         - from January 1 through 15, 2008: 50% of the remaining Options relative to the 2005 MBO and 50% of the Additional Options relative to the second tranche;


         - from January 1 through 15, 2009: 50% of remaining the Additional Options relative to the second tranche.

10.2 The Beneficiary has the faculty to exercise the Options or the Additional Options actually vested that have not been exercised during the respective exercise periods set forth above under paragraph 10.1 during one of the following periods also set forth above under paragraph 10.1 but not later than the last period between January 1 through 15, 2009.

10.3 The Options and the Additional Options that will not exercised for the missed or partial achievement of the targets stemming from the 2004 and/or 2005 and/or for the missed achievement of the target price as set for under paragraph 8.2, respectively, are considered annulled for all legal purposes.

10.4 The termination of employment relation with the Group that has occurred, for any cause, in a date prior to those as set for by paragraph 10.1 implies the automatic extinguishment of the rights not exercised

10.5 Except the case in which the Committee, while carrying out its duties, provides otherwise, the Options and the Additional Options within these Regulations and that have come to maturity are personal, registered, not transferable and non negotiable (except their transmission in favor of the successors mortis causa) can not be given as a pledge or as a guaranty nor can they be used for debts or obligations undertaken by the Beneficiary owner of the Options and Additional Options. The Assignment of the Restricted Stock Units in favor of the Beneficiaries is free of charge.





                                   Article 11


             MODALITIES OF EXERCISING OPTIONS AND ADDITIONAL OPTIONS

11.1 The Beneficiary who wants to exercise his own Options and/or his own Additional Options will have to give written communication to the Company, by filling in the Exercise Form.

11.2 The exercise of the Options and/or Additional Options will be considered validly executed only when the whole Exercise Price is paid. If the whole Exercise Price due by the Beneficiary is not paid to the Company by means of bank transfer to the bank account indicated in the Grant Agreement within 7 days from the date on which the Exercise Form was sent to the Company, the Options and/or the Additional Options assigned to the Beneficiary will be considered as not exercised for all legal purposes with reciprocal release of the Company and of the Beneficiary from every obligation in this respect, without the Beneficiary being entitled to claim any sort of compensation or refund.

11.3 Within 30 days from the above mentioned dates, the Company will deposit the Shares underlying the exercised Options and/or Additional Options in a security account indicated by the Beneficiary in the Grant Agreement and will take care of every other formality that should become necessary in order to let the Beneficiary acquire the full entitlement of the Shares.





                                   Article 12


                       OPERATIONS ON THE COMPANY'S CAPITAL


In the event of the following operations, if conditions occur, the Board, or on behalf of it, the Committee, will be able to amend the Exercise Price and/or the number of the owing Shares (included the shares resulting from possible merger and/or splitting operations) with reference to the Restricted Stock Units, to the Options and the Additional Options not yet exercised/matured:

         a)       operations of stock gathering and split;

         b)       operations of gratuitous increase of the Company's capital;

         c) operations of increase in the Company's capital subject to payment with issue of Shares, of shares different from the Shares, of shares linked to warrants, of convertible bonds and of bonds convertible with warrant;

         d)       operations of merger and spin-off;

         e) distribution of extra dividends by means of drawing from the Company's reserves;

         f) assignment in favor of the Shareholders of portfolio assets owned by the Company;

         g)       operations of the Company's capital reduction ;



in such a way that the economic contents of the Restricted Stock Units, of the Options and of the Additional Options will not be altered with regards to the Beneficiary.





                                   Article 13


                               MISCELLANEOUS ITEMS


13.1 All the communications here provided between the Company and the Beneficiaries will be carried out by means of written communication, to be sent to the addresses or telefax numbers as communicated by them in writing to the Company on the signing of the Grant Agreement, or afterwards in case the aforesaid addresses or numbers have changed.


13.2 The possession of the Restricted Stock Units, Options and Restricted Options, implies the full acceptance of the conditions within the Regulations.

13.3 It is explicitly agreed upon that the participation of the Beneficiary in the Plan subject-matter of these Regulations does not constitute nor does it arise any right or expectation or claim of every kind, even in the future, with regards to, or in connection with, the employment, administration or co-operation relationship, in any case, of the Beneficiary. The afore said relations, then , will keep on being regulated by the current laws and contracts.


13.4 These Regulations have been drawn up on the basis of the current tax and social security regulations and of any other applicable rules. The Company and the Group do not assume any obligation, expense and responsibility if, because of changes to the aforementioned regulations and rules, or in the related interpretation and application, the implementation of the Plan should involve to the Beneficiaries higher tax charges or costs of any kind.


13.5 All the terms provided for by these Regulations must me considered peremptory. By "day" one must understand the working day in Italy, being understood that if a term expires on a non working day in Italy , the said term will be automatically postponed to the next working day.


13.6 The number of the Restricted Stock Units, Options and Additional Options stemming from the conversion rate as set for by paragraph 12 will be expressed with a maximum number of eight decimals and rounded to the nearest unit, being understood that if the total number of Restricted Stock Units, Options and Additional Options owing to each Beneficiary should turn out to be a non integer number, the total number will be rounded to the nearest integer number.





                                   Article 14

                               ARBITRATION CLAUSE

14.1 Any dispute between the Company, on one hand, and the Beneficiary, on the other hand, arising from these Regulations and from the related agreements (including any dispute relative to the validity, interpretation and application of this arbitration clause) will be settled by ritual arbitration by law. If the parties have not designated a sole arbitrator by mutual consent, the dispute will be settled by a board of three arbitrators. The first arbitrator will be nominated by the party that instigates the arbitration by means of a served notice requesting the other party to proceed to the nomination of a second arbitrator. The party to whom the request is sent must provide within the 20 following days the particulars of the arbitrators nominated. The third arbitrator, who will take office as President of the Board of the Arbitrators, will be designated by mutual consent by the first two arbitrators already nominated by the parties within 20 days from the from the nomination of the second arbitrator or, in absence of the aforementioned consent, by the Presiding Judge in Bari. The said President will also designate (1) the second arbitrator if nomination of the second arbitrator has not occurred within the abovementioned period of time; and (2) a substitute for any arbitrator that has died or has not accepted the designation, but only in the event in which the said substitution has not been executed by the party on which it is incumbent to provide for or, as for the President, by the other two arbitrators within 20 days from the date when the said arbitrator has died. The decision of the arbitrator, or depending on the circumstances, of the arbitrators will be taken in accordance with the applicable law in accordance with the enforceable rules of the civil procedure code. The arbitral proceeding will take place in Bari.

14.2 The expense for the arbitral proceeding will be charged to the parties in accordance with the applicable resolutions of the sole arbitrator or, as the case may be, of the board of the arbitrators.

14.3 The addresses of the parties and their respective domiciles, care of which the legal acts, the regulations and the other communications relative to the arbitral proceeding will be able to be served, will be those stated under paragraph 5 of the Grant Agreement.

                                 GRANT AGREEMENT


                                     BETWEEN


                                 NATUZZI S.P.A.
                WITH REGISTERED OFFICE IN CORSO CAVOUR, 51 - BARI
                            (hereafter "THE COMPANY")




                                       AND




                                "NAME" "SURNAME"
                                resident in_____
                       Taxpayer's ID _____________________
                          (hereafter "The Beneficiary")









                                 pursuant to the
                              INCENTIVE STOCK PLAN
                                   2004 - 2009
                             (hereafter the "Plan")


                           Santeramo in Colle, [date]

1.       DEFINITIONS AND TERMS

1.1 In this Grant Agreement capitalized terms will have the meaning given to them in the Regulations.

1.2 This Grant Agreement is subject to and governed by the terms and conditions set forth in the Regulations.



2.       CONVERSION OF BENEFITS

2.1 The issuance of the Restricted Stock Units and Options (as more widely described within the Regulations) is subject to the Beneficiary's voluntary agreement to convert the Beneficiary's MBO Plan benefits relative to the years 2004 and 2005 into the Restricted Stock Units and Options, as provided for by the Plan.

2.2 The Beneficiary of the Plan, by signing this Grant Agreement, explicitly certifies and agrees that he will accept the issuance of the Restricted Stock Units and Options instead of receiving benefits under the MBO Plan for the years 2004 and 2005, and that he will not be entitled to receive any benefits under the MBO Plan for the years 2004 and 2005.

2.3      The conversion is irrevocable.



3.       ASSIGNMENT AND EXPIRATION OF THE RESTRICTED STOCK UNITS

3.1 The maximum number of the Restricted Stock Units as a whole assigned on the basis of this Grant Agreement, is equal to __________relative to the 2004 MBO and ___________-relative to the 2005 MBO.

3.2 The definitive number of Restricted Stock Units that will vest and be subject to settlement will be determined according to the criteria as defined in the Attachment 2 to the Regulations on the basis of the 2004 MBO and 2005 MBO targets achieved by the Beneficiary.

3.3 Shares will be issued in settlement of the Restricted Stock Units that vest as a result of the achievement of the applicable performance targets in two equal tranches with respect to the Restricted Stock Units issued relative to each of the 2004 MBO and 2005 MBO as follows: from January 15 through January 31, 2006 and from January 15 through January 31, 2007 as for the Restricted Stock Units related to 2004 MBO; from January 15 through January 31, 2007 and from January 15 through January 31, 2008 as for the Restricted Stock Units related to the 2005 MBO, unless the Committee fixes different dates.

3.4 The Restricted Stock Units that do not vest because of the missed or partial achievement of 2004 and 2005 MBOs targets are considered annulled for all practical purposes.

3.5 During the applicable periods indicated in paragraph 3.3, the Company will make arrangements for the deposit of the Shares underlying the Restricted Stock Units in the security account indicated by the Beneficiary under paragraph 5 and to accomplish every other formality necessary to let the Beneficiary acquire the full entitlement of the Shares. The deposit procedure will be carried out in the name of, on behalf of, at the expense of and under the responsibility of the Beneficiary, and with no assumption of responsibility by the Company, with the exception of the obligation of depositing the Shares as provided for by this Grant Agreement.



4.       ASSIGNMENT AND TERMS OF EXERCISE OF THE OPTIONS AND ADDITIONAL
         OPTIONS.

4.1 The maximum number of Options wholly assigned to the Beneficiary on the basis of this Grant Agreement is equal to_____ times the number of Restricted Stock Units assigned relative to the 2004 MBO and ____ times the number of Restricted Stock Units assigned relative to the 2005 MBO.

4.2 The total number of Additional Options wholly assigned to the Beneficiary on the basis of this Grant Agreement is equal to 50% of the Options. 50% of the Additional Options will be referred to as the "first tranche" and 50% of the Additional Options will be referred to as the "second tranche." The first tranche and second tranche of the Additional Options will become exercisable subject to the achievement of the following target prices (in addition to the achievement of the objectives in the 2004 and 2005 MBO):

         - arithmetic mean of the ADS market price during the period from October 1 through December 31, 2005 equal to or greater than $ 15 (first tranche);

         - arithmetic mean of the ADS market price during the period from October 1 through December 31, 2007 equal to or greater than $ 24 (second tranche).

         The Committee, within 7 days following the above mentioned periods, will communicate to the Beneficiary whether the conditions have been satisfied and, should that be the case, will confirm that the Additional Options are exercisable in observance of the terms and conditions as provided for by Article 10 of the Regulations.

4.3 The exercise price of the Options and of the Additional Options, equal to the market value of the Company Share on the Options assignment date, according to the current tax regulations (under paragraph 9.4 lett.a) of the DPR 917/86), is equal to United States Dollar 10.37.

4.4 The Options and the Additional Options actually vested can be exercised during the following periods:

         - from January 1 through January 15, 2006: 50% of the Options relative to the 2004 MBO and 50% of the Additional Options relative to the first tranche;

         - from January 1 through January 15, 2007: 50% of the remaining Options relative to the MBO 2004, 50% of the Options relative to the 2005 MBO and 50% of the remaining Additional Options relative to the first tranche;

         - from January 1 through January 15 2008: 50% of the remaining Options relative to the 2005 MBO and 50% of the Additional Options relative to the second tranche;

         - from January 1 through January 15 2009: 50% of the remaining Additional Options relative to the second tranche.

4.5 The Beneficiary may exercise the Options or the Additional Options actually vested that have not been exercised during the respective exercise periods set forth above under paragraph 4.4 during any subsequent exercise period set forth above under paragraph 4.4 but not later than the last period between January 1 through January 15, 2009.

4.6 The definitive number of Options that the Beneficiary will be entitled to exercise will be equal to ___times the definitive number of Restricted Stock Units that, according to paragraph 3.2 above, are settled by the Company in Shares. The definitive number of Additional Options that the Beneficiary will be entitled to exercise once the target price indicated in paragraph 4.2 has been achieved is equal to 50% of the definitive number of Options that the Beneficiary will be entitled to exercise.

4.7 The Beneficiary will be able to exercise the Options or the Additional Options by sending to the Company at the address indicated in paragraph 5 below a completed Exercise Form, with, in particular, the number of the Options and/or the Additional Options that are meant to be exercised.

4.8 The Exercise of the Options and/or Additional Options will be considered validly executed only when the total Exercise Price is paid. If the whole Exercise Price due by the Beneficiary is not paid to the Company by means of bank transfer to the bank account IBAN IT49D0101004015161009320812 SAN PAOLO BANCO NAPOLI - Bari Branch SWIFT CODE NAPBITNN620 within 7 days from the date on which the Exercise Form was sent to the Company, the Options and/or the Additional Options assigned to the Beneficiary will be considered as not exercised for all legal purposes with reciprocal release of the Company and of the Beneficiary from every obligation in this respect, without the Beneficiary being entitled to claim any sort of compensation or refund.

4.9 Within 30 days from the abovementioned dates, the Company will deposit the Shares underlying the Options and/or the Additional Options exercised in a security account indicated by the Beneficiary in paragraph 5 and take care of every other formality that should become necessary in order to let the Beneficiary acquire the full entitlement of the Shares. The deposit procedure will be carried out in the name of, on behalf of, at the expense of and under the responsibility of the Beneficiary, and with no assumption of responsibility by the Company, with the exception of the obligation of depositing the Shares as provided for by this Grant Agreement.

4.10 The Exercise of the Options and/or Additional Options in the event of particular circumstance and on the occasion of operations on the Company's capital is ruled by the Regulations.

5.       COMMUNICATIONS

         All the communications requested and permitted by this Grant Agreement, including its signed acceptance that must be sent within 7 days from the date indicated in the first page of this Grant Agreement, will be considered as duly executed if sent by means of letter or telefax to the following addresses:

         If to the Company:        Natuzzi S.p.A.
                                   Via Iazzitiello 47
                                   70029 Santeramo in Colle (BA)
                                   Human Resources and Organization Director
                                   Fax 080 8820172

         If to the Beneficiary, to the address indicated in the first page of this Grant Agreement.

         The details of the account where Shares will have to be deposited as provided for by Articles 7 and 11.3 of the Regulations are the following:



         _____________________________________________________________



         _____________________________________________________________



6.       TAXES AND CONTRIBUTIONS

6.1 The possible income taxes and the social security contributions from the applications of tax rules to the Beneficiary of the benefits from the participation to the Plan are charged to the Beneficiary itself.

6.2 This Grant Agreement has been drawn up on the basis of the current tax and social security regulations and any other applicable rules. The Company and the Group do not assume any obligation, expense or responsibility if, because of changes to the aforementioned regulations and/or rules, or in the related interpretation and application, the implementation of the Plan should involve to the Beneficiaries higher tax charges or other costs of any kind.



7.       REGULATING LAW

         Unless provided by mandatory rules within other jurisdictions, this Grant Agreement will be regulated and interpreted according to Italian Law.



8.       CLAUSE INVALIDITY

         The invalidity of just one clause within this Grant Agreement will not cause the invalidity of the remaining clauses and of the whole Grant Agreement.



9.       ARBITRATION CLAUSE

9.1 Any dispute between the Company, on one hand, and the Beneficiary, on the other hand, arising from these Regulations and from the related agreements (including any dispute relative to the validity, interpretation and application of this arbitration clause) will be settled by ritual arbitration by law. If the parties have not designated a sole arbitrator by mutual consent, the dispute will be settled by a board of three arbitrators. The first arbitrator will be nominated by the party that instigates the arbitration by means of a notice requesting the other party to proceed to the nomination of a second arbitrator. The party to whom the request is sent must provide within the 20 following days the particulars of the arbitrators nominated. The third arbitrator, who will take office as President of the Board of the Arbitrators, will be designated by mutual consent by the first two arbitrators already nominated by the parties within 20 days from the from the nomination of the second arbitrator or, in absence of the aforementioned consent, by the Presiding Judge in Bari. The said President will also designate (1) the second arbitrator if nomination of the second arbitrator has not occurred within the abovementioned period of time; and (2) a substitute for any arbitrator that has died or has not accepted the designation, but only in the event in which the said substitution has not been executed by the party on which it is incumbent to provide for or, as for the President, by the other two arbitrators within 20 days from the date when the said arbitrator has died. The decision of the arbitrator, or depending on the circumstances, of the arbitrators will be taken in accordance with the applicable law in accordance with the enforceable rules of the civil procedure code. The arbitral proceeding will take place in Bari.

9.2 The expense for the arbitral proceeding will be charged to the parties in accordance with the applicable resolutions of the sole arbitrator or, as the case may be, of the board of the arbitrators.

9.3 The addresses of the parties and their respective domiciles, care of which the legal acts, the regulations and the other communications relative to the arbitral proceeding will be able to be served, will be those stated under paragraph 5 of the Grant Agreement.



   BENEFICIARY

   Date __/__/_____

   Signature _______________________________



   NATUZZI SpA

   Date __/__/_____

   Name of the Officer ___________________________________

    Signature _______________________________



   In application of article 1341, second clause of the Italian Civil Code, the Beneficiary accepts specifically paragraph 2,3,4,5,6,7,8 and 9 above.



   BENEFICIARY

   Date __/__/_____

   Signature _______________________________